INTEGER HOLDINGS CORPORATION
GRANT OF RESTRICTED STOCK UNITS
The Board of Directors of Integer Holdings Corporation (the “Company”) has authorized and approved the 2011 and 2016 Stock Incentive Plans (collectively, the “Plans” and, individually, a “Plan”), which have been submitted to and approved by the stockholders of the Company. The Plans provide for the grant of restricted stock units to certain employees, non-employee consultants and service providers and non-employee directors of the Company and any Subsidiary of the Company. Pursuant to one or more of the Plans, the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) has approved the grant to you of Restricted Stock Units (the “RSUs”) on the terms and subject to the conditions set forth in the applicable Plan and this agreement (the “Award Agreement”). The relevant Plan(s) shall be deemed a part hereof as if fully set forth herein. A copy of each applicable Plan is available from the Morgan Stanley Smith Barney website www.stockplanconnect.com (or such other stock plan administrator’s website as may be determined by the Company), or may be obtained by request addressed to: Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. Unless the context otherwise requires, all terms defined in the applicable Plan(s) shall have the same meanings when used herein.
1.Grant of Restricted Stock Unit. The Company, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, hereby grants to you the number of RSUs set forth on Appendix A, as of the date set forth in Appendix A. In consideration of the grant of the RSUs and consistent with the terms of the applicable Plan, you agree that the RSUs and any proceeds from the sale of such RSUs or the shares of Company Stock or other equity securities delivered on vesting of such RSUs (the “Shares”) are subject to forfeiture and/or repayment, in whole or in part, to the extent provided for in the Integer Holdings Corporation Incentive Compensation Recoupment Policy, as in effect from time to time. In furtherance of the foregoing, you agree hereby to forfeit, reduce or repay the RSUs and any proceeds from the sale of such RSUs or the Shares and to execute any document prepared by the Company to effectuate such forfeiture, reduction or repayment, all to the extent permitted by applicable law.
2.    Vesting of Restricted Stock Units. The RSUs will be earned based upon the achievement of the Performance Goals set forth in Appendix A. Subject to the terms and conditions of the applicable Plan and this Award Agreement, any earned RSUs will vest on the date that the Committee certifies the level of performance achieved for the Performance Period (as defined in Appendix A), and any RSUs that are not earned will be automatically forfeited. A certificate or certificates representing the Shares will not be delivered to you unless and until the RSUs have both been earned and are vested and all other terms and conditions in the applicable Plan and this Award Agreement have been satisfied.
3.    Termination of Employment. Except as otherwise provided in this Award Agreement, voluntary or involuntary termination of your employment shall affect your rights as set forth in the applicable Plan.

4.    Change in Control. If a Change in Control occurs during the Performance Period and while you remain an employee of the Company or any its Subsidiaries, your rights under this Award Agreement will be affected as follows:
a.    For purposes of this Award Agreement, the following terms have the meaning set forth below:
i.“Good Reason” will have the meaning given to such term (or term of like import) in any employment agreement or change in control agreement to which you are a party with the Company or any of its Subsidiaries or, if there is no such agreement or the agreement does not include a Good Reason definition, then Good Reason will mean the occurrence of any of the following without your written consent:

A.	A material diminution in either your annual base salary or your total annual pay opportunity from that in effect immediately prior to the Change in Control;

B.
A material diminution in your authority, duties, or responsibilities from those in effect immediately prior to the Change in Control, including a material adverse change in the person or governing body to whom you report; or

C.	A change in your principal work location by at least 50 miles from that in effect immediately prior to the Change in Control.
Notwithstanding the foregoing, Good Reason will be considered to exist only if you provide written notice to the Company or its successor, as applicable, within 90 days of the initial existence of the event constituting Good Reason, the Company or its successor does not cure the event within 30 days after receipt of such written notice, and you actually separate from service within 60 days following the end of the cure period (or, if earlier, within 60 days after you receive written notice from the Company or its successor that it will not cure the event).
ii.    “Qualifying Replacement Award” means a replacement award that satisfies each of the following requirements:

A.
The replacement award consists of restricted stock units covering an equity security of the Company, the surviving corporation, or the ultimate parent of the applicable entity following the Change in Control that is readily tradeable on a major national securities exchange;

B.
As of the date of the Change in Control, the equity securities underlying the replacement award have a fair market value (applying the principles for determining Fair Market Value under the Plan) at least equal to the Fair Market Value of the shares of Company Stock underlying the Replaced RSUs;

C.
The replacement award’s other terms and conditions are not less favorable to you than the terms and conditions set forth in this Award Agreement and the Plan (including the provisions that apply in the event of a subsequent Change in Control); and

D.	The replacement award is exempt from or compliant with Section 409A of the Code.
iii.    “Qualifying Replacement RSUs” means the restricted stock units covered by a Qualifying Replacement Award.
iv.    “Replaced RSUs” means the number of RSUs subject to this Award Agreement that would be treated as earned for the Performance Period based upon actual achievement of the Performance Goals through the date of the Change in Control as determined by the Committee.
b.    If you are provided a Qualifying Replacement Award in connection with the Change in Control, the Qualifying Replacement RSUs will vest no later than the last day of the Performance Period and be settled at the time they become vested, subject to your continuous employment with the Company, its subsidiaries, or their respective successors following the Change in Control and through the applicable vesting date set forth in the Qualifying Replacement Award. If, however, during the 24-month period following the Change in Control you incur a “separation from service” (within the meaning of Section 409A of the Code) on account of your termination without Cause or your resignation for Good Reason, the Qualifying Replacement RSUs (to the extent not previously vested) will become immediately vested and will be settled at the time of your separation from service. A Qualifying Replacement Award may provide for more favorable vesting requirements than the minimum vesting requirements of this Section 4(b), but in all cases vesting of such Qualifying Replacement Award will be based solely on any service-based vesting requirements applicable to such award (i.e., vesting will not be conditioned on the achievement of any performance goals after the date of the Change in Control).
c.    If you are not provided a Qualifying Replacement Award in connection with the Change in Control, as of immediately prior to the Change in Control, you will vest in a number of RSUs subject to this Award Agreement that is equal to the number of RSUs that would be treated as Replaced RSUs if you were provided a Qualifying Replacement Award in connection with the Change in Control. The RSUs that become vested under this Section 4(c) will be settled within two weeks following the Change in Control. When settling the RSUs that become vested on the Change in Control, the Committee may, in its sole discretion, cause such RSUs to be cancelled and for you to be paid, in cash or stock, or any combination thereof, the value of the RSUs based upon the price per share of Company Stock received by stockholders of the Company in the Change in Control.
5.    Forfeiture of Restricted Stock Units. The balance of the RSUs that have not vested pursuant to paragraphs 2, 3 or 4 will be automatically forfeited as of the date that your employment with the Company or a Subsidiary terminates for any reason.

6.    Non-Transferability of Restricted Stock Units. The RSUs may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, and the levy of any attachment or similar proceeding upon the RSUs, shall be null and void and without effect.
7.    Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you.
8.    Investment Intent. You hereby covenant and agree with the Company that if there does not exist a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares (i) that you will represent that you are receiving the RSUs for your own account and not with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any Shares received on vesting of such RSUs shall be made either pursuant to (x) a registration statement on an appropriate form under the Act, which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, if requested by the Company, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.
9.    Withholding Taxes. The Company may withhold or cause to be withheld, or require you to remit to the Company, an amount sufficient to satisfy the Company’s (or Subsidiary’s) withholding tax obligation arising by reason of the granting, vesting or payment of the RSUs. Unless otherwise determined by the Committee hereafter, any tax withholding obligations will be satisfied by withholding a number of Shares otherwise deliverable pursuant to this Award Agreement having a Fair Market Value, as of the date as of which the amount of tax withholding is determined, equal to the amount that the Company or Subsidiary determines is necessary to satisfy its withholding obligation.
10.    Agreement Subject to the Plan and Other Relevant Agreements. You and the Company agree that this Award Agreement is subject to, and that you and the Company will both be bound by, all terms, conditions, limitations and restrictions contained in the applicable Plan, which shall be controlling in the event of any conflicting or inconsistent provision. To the extent that RSUs subject to this Award Agreement are granted under more than one Plan, then the RSUs granted under a particular Plan will be subject to the terms and conditions of that Plan. Notwithstanding any other provision of this Award Agreement, nothing in this Award Agreement is intended to supersede or modify the treatment of the RSUs as provided for by any employment or change of control agreement, if any, to which you are a party with the Company, except to the extent that the relevant provisions of this Award Agreement are more favorable to you than the relevant provisions of any employment or change of control agreement.
11.    Restrictions on Transfer. You acknowledge and agree that the Company may require you, as a condition to the receipt of the RSUs or the certificates representing the Shares,

to become bound by any reasonable agreement restricting transfer of the Shares or providing the Company with a right of first purchase or other similar right.
12.    No Guarantee of Employment. This award shall not confer upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.
13.    No Guarantee of Tax Consequences. Neither the Company nor any Subsidiary nor the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available under applicable law with respect to this award.
14.    Electronic Delivery and Signature. You hereby consent and agree to electronic delivery of any documents, proxy materials, prospectuses, annual reports and other related documents or agreements related to this award. If the Company establishes procedures for an electronic signature system for delivery and acceptance of such materials, you hereby consent to such procedures and that delivery may be effected by a third party engaged by the Company to provide administrative services related to the applicable Plan.
15.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the applicable Plans. You understand that the Company and any employing Subsidiary may hold certain personal information about you, including, but not limited to your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plans (“Personal Data”). You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plans, that these recipients may be located in the country in which you reside, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the applicable Plans, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Company Stock received upon settlement of the RSUs. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plans. You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to realize benefits from the RSUs. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative. You may also have other rights under applicable law that are not listed in this Section with respect to the Personal Data. Without limiting the generality of the immediately preceding sentence, if you are a resident of California, you have rights pursuant to the California Consumer Privacy Act and, if you want more information regarding such rights, please see https://integer.net/privacy-policy/default.aspx.
16.    Restrictive Covenants. As a condition to your receipt of this grant of RSUs, except as expressly provided herein, you agree to and reaffirm all continuing obligations and duties you have under any Inventions and Non-Disclosure Agreement between you and the Company, and any other obligations and duties which you may have to: (a) safeguard the Company’s confidential information; (b) to assign inventions to the Company; (c) avoid unlawfully competing with the Company; or (d) to avoid soliciting of the Company’s customers, suppliers, or employees. The RSUs granted to you under this Award Agreement would not be granted to you but for your express agreement to and reaffirmation of such continuing obligations and duties, and this grant of RSUs shall constitute additional consideration for all such obligations and duties.
17.    Language. If you received this Award Agreement, or any other document related to the Plans translated into a language other than English, and if the translated version is different than the English version, the English version will control.
Please indicate your acceptance of all the terms and conditions of this award including those set forth in this Award Agreement by signing where indicated below.
Very truly yours,

Integer Holdings Corporation

By signing below, you acknowledge that you have read, understand, and agree to the terms and conditions of this Grant of Restricted Stock Unit Award.

BY:

_____________________________
Signature

_____________________________
Name

_____________________________
Date

Appendix A

(Current Year Financial Performance Awards)

Date of Grant:

Target Number of RSUs: The number of RSUs granted under this Award Agreement, as set forth on the Morgan Stanley Smith Barney website (or such other stock plan administrator’s website as may be determined by the Company), represents the number of RSUs that may be earned based upon achievement of Target Performance, as set forth in the table below (the “Target Number of RSUs”). The actual number of RSUs earned may be greater or less than the Target Number of RSUs (including none), and will be determined by multiplying the Target Number of RSUs by the percentage applicable to the level of performance achievement certified by the Committee.

Each RSU shall be credited with dividends paid by the Company, if any, with respect to one share of Company Stock (“Dividend Equivalents”).  The same vesting conditions will apply to the accrued dividend equivalent shares as the original grant of target RSUs.  Dividend equivalents will be accrued by crediting additional target shares, with the number of Dividend Equivalent shares calculated by dividing the value of the dividend payment by the closing share price on the ex-dividend date.  Any fractional shares resulting from Dividend Equivalents will be rounded down on vesting.

Performance Goals: The RSUs will be earned based upon the Company’s Compounded Organic Sales Growth for the three consecutive fiscal years of the Company beginning with the fiscal year commencing on [ ] (the “Performance Period”), as set forth in the following table and as certified by the Committee:

Less Than [ ]%	[ ]% (Threshold Performance)	[ ]% (Target Performance)	Equal to or Greater Than [ ]% (Maximum Performance)
0%	50%	100%	200%

If the Company’s Compounded Organic Sales Growth is between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, the number of earned RSUs will be determined on a linear interpolated basis between each respective level of performance.

For purposes of determining the Company’s Compounded Organic Sales Growth:

1.	“Organic Sales” means the Company’s organic sales as reported in the Company’s SEC filings for each relevant fiscal year.

2.	“Compounded Organic Sales Growth” means the multiplicative product of (a), (b) and (c), less 100%, where (a), (b), and (c) are:

a.	The Organic Sales for the first fiscal year during the Performance Period, divided by the Organic Sales for the immediately preceding fiscal year, expressed as a percentage;

b.	The Organic Sales for the second fiscal year during the Performance Period, divided by the Organic Sales for the first fiscal year during the Performance Period, expressed as a percentage; and

c.	The Organic Sales for the third fiscal year during the Performance Period, divided by the Organic Sales for the second fiscal year during the Performance Period, expressed as a percentage.
By way of example for illustrative purposes in calculating actual organic revenue sales growth and payouts, assume that Organic Sales Growth was 3.04% in in performance year 1, 4.0% in in performance year 2, and 5.0% in in performance year 3.   Compounded sales growth for the three-year period would then be calculated as follows: 1.0304 (yr. 1) x 1.04 (yr. 2) x 1.05 (yr. 3) = 1.1252 or 12.52% compounded growth.  Since 12.52% is between the threshold and target performance, the payout would be linearly interpolated between those points.